                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                               ________________

                                  240.13d-102
                                 SCHEDULE 13G

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO (S)240.13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO (S)240.13D-2

                             (Amendment No.   1 )*
                                           -----

                                  Inco Ltd.
                  -------------------------------------------
                               (Name of Issuer)

                               Class VBN Shares
                  -------------------------------------------
                        (Title of Class of Securities)

                                   453258709
                              ------------------
                                (CUSIP Number)

                               October 15, 1998
          -----------------------------------------------------------
            Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------
  CUSIP NO. 453258709                           13G
------------------------
-------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Corporation
-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
-------------------------------------------------------------------------------
      SEC USE ONLY
 3
-------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Delaware
-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,073,550
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,073,550
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    2,073,550

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                [_]
-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    8.0%

-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    HC
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------
  CUSIP NO. 453258709                           13G
------------------------
-------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robertson Stephens Investment Management Co.
-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
-------------------------------------------------------------------------------
      SEC USE ONLY
 3
-------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,073,550
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    2,073,550

-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    2,073,550
-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                [_]
-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11       8.0%
-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    HC
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------
  CUSIP NO. 453258709                           13G
------------------------
-------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robertson, Stephens & Company Investment Management, L.P.
-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
-------------------------------------------------------------------------------
      SEC USE ONLY
 3
-------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,073,550
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    2,073,550

-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    2,073,550
-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                      [_]
-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11       8.0%
-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------
  CUSIP NO. 453258709                           13G
------------------------
-------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Robertson Stephens Orphan Fund
-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
-------------------------------------------------------------------------------
      SEC USE ONLY
 3
-------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    California
-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                           708,600
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    708,600

-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    708,600

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                [_]
-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    2.7%

-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------
  CUSIP NO. 453258709                           13G
------------------------
-------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Contrarian Fund
-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
-------------------------------------------------------------------------------
      SEC USE ONLY
 3
-------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Massachusetts
-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,121,150
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,121,150

-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    1,121,150

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                [_]
-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    4.3%

-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    IV
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1  (a)  Name of Issuer:                    Inco Limited

        (b)  Address of Issuer's                145 King Street West, Suite 1500
             Principal Executive                Toronto, Ontario
             Offices:                           CANADA


Item 2  (a)  Names of Person Filing:            (See Annex I for abbreviations)
                                                BAC
                                                Robertson Parent
                                                Investment Adviser
                                                Orphan
                                                Contrarian

        (b)  Address of Principal
             Business Offices:                  See Annex I

        (c)  Citizenship:                       See Annex I

        (d)  Title of Class of                  Class VBN Shares
             Securities:

        (e)  CUSIP Number:                      453258709


Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:


             (a) [_] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)

             (b) [ ]   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                       78c)

             (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

             (d) [_] Investment Company registered under Section 8 of the Investment Company Act (15 U.S.C. 80a-8)

             (e) [_] An investment adviser in accordance with (S)240.13d-1(b)(1)(ii)(E)

             (f) [_] An employee benefit plan or endowment fund in accordance with (S)240.13d-1(b)(1)(ii)(F)

             (g) [_] A parent holding company or control person in accordance with (S)240.13d-1(b)(ii)(G)

             (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

             (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

             (j) [_]   Group, in accordance with (S)240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to (S)240.13d-1(c), check this box. [X]


Item 4       *Ownership

             (a) Amount Beneficially Owned:
                         BAC                                     2,073,550
                         Robertson Parent                        2,073,550
                         Investment Adviser                      2,073,550
                         Orphan                                    708,600
                         Contrarian                              1,121,150

             (b) Percent of Class:
                         BAC                                           8.0%
                         Robertson Parent                              8.0%
                         Investment Adviser                            8.0%
                         Orphan                                        2.7%
                         Contrarian                                    4.3%

___________

* By virtue of the corporate relationships between Reporting Persons as described in Item 7, BAC (the parent company) may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by its subsidiaries. Similarly, higher tier BAC subsidiaries may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by lower tier BAC subsidiaries. The power to vote and to dispose of shares may be deemed to be shared between entities due to their corporate relationships. In addition to the shares reflected above as held by Orphan and Contrarian, 243,800 shares are held by other funds within the Robertson Stephens group.

             (c) Number of shares as to which the person has:


                 (i)     sole power to vote or to direct the vote:
                         BAC                                          0
                         Robertson Parent                             0
                         Investment Adviser                           0
                         Orphan                                       0
                         Contrarian                                   0


                 (ii)    shared power to vote or to direct
                         the vote:
                         BAC                                    2,073,550
                         Robertson Parent                       2,073,550
                         Investment Adviser                     2,073,550
                         Orphan                                   708,600
                         Contrarian                             1,121,150


                 (iii)   sole power to dispose or to direct the
                         disposition of:
                         BAC                                          0
                         Robertson Parent                             0
                         Investment Adviser                           0
                         Orphan                                       0
                         Contrarian                                   0


                 (iv)    shared power to dispose or to direct
                         the disposition of:
                         BAC                                    2,073,550
                         Robertson Parent                       2,073,550
                         Investment Adviser                     2,073,550
                         Orphan                                   708,600
                         Contrarian                             1,121,150

Item 5       Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X**].


Item 6       Ownership of More than Five Percent on Behalf of Another Person.

             Not Applicable.


Item 7 Identification and Classification of the Subsidiaries Which Acquired the Security Being Reported on by the Parent Holding Company.

             See Annex I.


Item 8       Identification and Classification of Members of the Group.

             Not Applicable.


Item 9       Notice of Dissolution of Group.

             Not Applicable.


Item 10     Certification.

[_] By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. (13d-1(b)).

[X] By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. (13d-1(c)).

_______________
**As to Orphan and Contrarian only.

SIGNATURE
----------

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: November 9, 1998

     BANKAMERICA CORPORATION*

     ROBERTSON STEPHENS INVESTMENT MANAGEMENT CO.*

     ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P.*

     THE ROBERTSON STEPHENS ORPHAN FUND, L.P.*

     THE CONTRARIAN FUND*



*By: /s/ VENRICE R. PALMER

     Venrice R. Palmer
     Senior Counsel of
     Bank of America National Trust and Savings Association and Authorized Attorney-in-Fact (signing resolutions and powers of attorney are incorporated by reference to Schedule 13G Amendment #2 relating to Anaren Microwave, Inc. and to Schedule 13G Amendment #3 relating to Lexford, Inc.)

                                   EXHIBIT A
                                   ---------

                            JOINT FILING AGREEMENT
                            ----------------------


     The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: November 9, 1998


     BANKAMERICA CORPORATION*

     ROBERTSON STEPHENS INVESTMENT MANAGEMENT CO.*

     ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P.*

     THE ROBERTSON STEPHENS ORPHAN FUND, L.P.*

     THE CONTRARIAN FUND*



*By:   /s/ VENRICE R. PALMER

       Venrice R. Palmer
       Senior Counsel of
       Bank of America National Trust and Savings Association and Authorized Attorney-in-Fact (signing resolutions and powers of attorney are incorporated by reference to Schedule 13G Amendment #2 relating to Anaren Microwave, Inc. and to Schedule 13G Amendment #3 relating to Lexford, Inc.)

                                    Annex I

        This Annex identifies certain entities which may be filing parties of the attached Schedule or which may be referred to in the filing.

                        Registered Investment Companies

        Each of the following entities is a series of Robertson Stephens Investment Trust, a Massachusetts business trust. The investment adviser for each of such entities is Robertson, Stephens & Company Investment Management, L.P. Each is an investment company registered under the Investment Company Act of 1940, with principal office and principal place of business at 555 California Street, San Francisco, CA 94104:

        The Contrarian Fund ("Contrarian")
        The Robertson Stephens Developing Countries Fund ("Developing
              Countries")
        The Robertson Stephens Diversified Growth Fund ("Diversified
              Growth")
        The Robertson Stephens Emerging Growth Fund ("Emerging Growth") The Robertson Stephens Growth & Income Fund ("Growth & Income") The Information Age Fund(TM) ("Information Age")
        The Robertson Stephens Global Natural Resources Fund ("Natural
              "Resources")
        The Robertson Stephens Global Value Fund ("Global Value")
        The Robertson Stephens MicroCap Growth Fund ("Micro-Cap Growth") The Robertson Stephens Partners Fund ("Partners")
        The Robertson Stephens Value + Growth Fund ("Value + Growth")


                               Other Entities

        The principal office and principal place of business of the following entities is 555 California Street, Suite 2600, San Francisco, CA 94104, unless otherwise noted:

I.     (a)    BankAmerica Corporation ("BAC") is a Delaware corporation. It wholly owns Robertson Parent.

       (b)    registered bank holding company

       (c) 100 North Tryon Street, NationsBank Corporate Center Charlotte, N.C. 28255


II.    (a)    Bank of America National Trust and Savings Association ("BANTSA")
              is a national banking association organized under the laws of the United States.

       (b)    national bank

III.   (a)    Bayview Holdings, Inc. ("Bayview Holdings") is a Delaware
              corporation. Bayview Holdings a wholly owned subsidiary of Robertson Parent. It is managing member of Private Equity Group.

       (b)    holding company


IV.    (a)    Bayview Investors, Ltd. ("Bayview") is a California limited partnership.

       (b)    investments in securities


V.     (a)    The Robertson Stephens Orphan Fund, L.P. ("Orphan") is a
              California limited partnership. Investment Adviser is the general partner.

       (b)    investments in securities


VI.    (a)    The Robertson Stephens Orphan Offshore Fund, L.P. ("Orphan
              Offshore") is a Cayman Islands limited partnership. Investment
              Adviser is the investment adviser.

       (b)    investment in securities


VII.   (a)    Robertson Stephens Investment Management Co. ("Robertson Parent")
              is a Delaware corporation. It is wholly owned by BAC. It owns
              Bayview Holdings.

       (b)    holding company


VIII.  (a)    Robertson, Stephens & Company Investment Management, L.P.
              ("Investment Adviser") is a California limited partnership. It is investment adviser to the Registered Investment Companies and Orphan Offshore and General partner of Orphan and Emerging Growth
              Partners.

       (b)    registered investment advisor


IX.    (a)    Robertson, Stephens & Company Private Equity Group, L.L.C.
              ("Private Equity Group") is a Delaware limited liability company.
              It is general partner of Bayview and Bayview VI. It is limited partner of Venture IV. Bayview Holdings is managing member of Private Equity Group.

       (b)    holding company

X.     (a)    Bayview Investors VI, L.P. ("Bayview VI") is a California limited partnership. It is general partner of Emerging Growth Partners, L.P. ("Emerging Growth Partners"). Private Equity Group is its general partner.

       (b)    investments in securities


XI.    (a)    Robertson Stephens Emerging Growth Partners, L.P. is a California
              limited partnership. Bayview VI and Investment Adviser are its general partners.

       (b)    investments in securities


XII.   (a)    RS & Co. IV, L.P. ("IV LP") is a Delaware limited partnership.
              Venture IV is its general partner. Investment Advisor is its investment advisor.

       (b)    investments in securities


XIII.  (a)    RS & Co. Venture Partners IV ("Venture IV"), is a Delaware limited partnership. Its general partners are M. Kathleen Behrens and David L. Goldsmith. Its investment adviser is Investment Adviser.
              It is general partner to IV LP.

       (b)    holding company


XIV.   (a)    The Robertson Stephens Black Bear Fund I, L.P. ("Black Bear"), is
              a California limited partnership. Its general partner and investment adviser is Investment Adviser.

       (b)    investments in securities


XV.    (a)    Black Bear Fund II, L.L.C. ("Black Bear II"), is a California
              limited partnership. Investment Adviser is its investment adviser.

       (b)    investments in securities


XVI.   (a)    Black Bear Offshore Fund Limited ("Black Bear Offshore"), is a
              Cayman Islands limited partnership. Investment Adviser is its investment adviser.

       (b)    investments in securities